                                                                    EXHIBIT 99.1



Contacts:   For Media:        John Calagna
                              (212) 578-6252
                              jcalagna@metlife.com

            For Investors:    Kevin Helmintoller
                              (212) 578-5140
                              helmintoller@metlife.com

                  METLIFE ANNOUNCES FIRST QUARTER 2002 RESULTS

NEW YORK, May 7, 2002 - MetLife, Inc. (NYSE: MET) today reported a 15% increase in net income to $329 million for the quarter ended March 31, 2002 from $287 million for the same period in 2001. Net income per diluted share was $0.44, up 19% from $0.37 for the first quarter of 2001.

For the 2002 quarter, net income includes a recently announced $48 million after-tax charge relating to MetLife's wholly-owned subsidiary, General American Life Insurance Company, in connection with its former Medicare business. General American exited its Medicare business in 1998, before the company was acquired by MetLife in January 2000. In addition, net income includes a $5 million benefit resulting from the cumulative effect of a change in goodwill accounting and net investment losses of $76 million, both of which are net of income taxes. For the 2001 quarter, net income included after-tax net investment losses of $97 million.

Excluding these items, the first quarter 2002 results were $448 million, up 17% from $384 million for the prior year period. On a per share diluted basis, the first quarter 2002 results were $0.61, up 24% from $0.49 for the year-ago period.

"MetLife experienced strong performance in our core businesses," said Robert H. Benmosche, chairman and chief executive officer. "We also benefited from our continued expense cutting initiatives, strong investment spreads and our effective use of capital in repurchasing shares of our common stock. In addition, our Auto & Home segment continued its momentum from the second half of 2001 in delivering results through rate increases and underwriting improvements."


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FIRST QUARTER SEGMENT RESULTS

Individual Business

Individual Business operating earnings were $174 million, down from $183 million for the first quarter of 2001. The progress of the segment's expense cutting initiatives was partially offset by an increase in costs related primarily to the company's pension and other post retirement benefit plans. In addition, investment spreads declined while equity market performance continues to put pressure on separate account fees.

Total life insurance and annuity premiums and deposits increased 11% to $3.69 billion from $3.34 billion in the year-ago quarter. Total first year life insurance premiums and deposits were $200 million, up 2% from $197 million for the first quarter of 2001. Excluding single premium corporate owned life insurance (COLI) sales and bank owned life insurance (BOLI) sales, which can vary significantly from period to period, first year life insurance premiums and deposits increased 19%, to $198 million from $166 million in the year-ago quarter.

First year premiums and deposits for variable and universal life insurance products were $149 million, down 5% from $157 million for the same period in 2001. Excluding the aforementioned COLI and BOLI sales, first year premiums and deposits for variable and universal life insurance products increased 17%, to $147 million from $126 million for the prior year period.

Annuity deposits were $1.70 billion, up 38% from $1.23 billion for the prior year period, bolstered by MetLife Investors Group and New England Financial, which grew annuity deposits by 138% and 53%, respectively. Mutual fund sales were $746 million, down 17% from $903 million in the first quarter of 2001.

Institutional Business

Institutional Business operating earnings were $235 million, up 21% from $195 million for the prior year period. Higher investment spreads and improvements in expense management contributed to this segment's growth.

Operating earnings for group life were $68 million, compared with $63 million during the prior year period. Higher investment spreads and lower operating expenses drove the increase in operating earnings. Non-medical health and other operating earnings were $53 million, compared with $38 million in the 2001 quarter. The increase is driven by improvements in investment spreads and underwriting results in disability and accidental death and dismemberment products. Retirement and savings operating earnings were $114 million, compared with $94 million in the prior year period. Underwriting improvements coupled with strong expense management - including the discontinuance of certain unprofitable businesses - contributed to the increase.

Total premiums, fees and other revenues were $2.18 billion, down slightly from $2.19 billion reported in the first quarter of 2001. Premiums, fees and other revenues for the non-medical health and other category increased 9% to $766 million from $701 million for the prior year period. Group life premiums, fees and other revenues decreased slightly to $1.25 billion from $1.26 billion in the year-ago period.


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Auto & Home

Auto & Home operating earnings were $30 million, up from an operating loss of $24 million for the first quarter of 2001. Growth in this segment resulted from improved operating fundamentals and a significant reduction in claims primarily due to improved weather conditions in the 2002 period. In addition, continuing rate increases in its product lines contributed to the earnings improvement, as well as a 6.5% increase in average earned premium per policy versus the year-ago period.

International

Operating earnings from International's operations were $14 million, down from $18 million in the year-ago period. The prior year quarter benefited from deployed tax strategies in the company's mature operations. Increased operating earnings from MetLife's recent acquisition in Chile, coupled with earnings growth in Mexico and Korea, was partially offset by continued losses in Argentina.

Reinsurance

In this business segment operating earnings were $22 million, compared with $15 million in 2001. The increase in earnings is due primarily to improved results from Reinsurance Group of America, Incorporated (NYSE: RGA), of which MetLife beneficially owns approximately 59%. RGA continues to demonstrate a leadership position within the expanding reinsurance market with premium growth of 16% versus the prior year period. RGA's earnings during the first quarter of 2002 increased primarily due to an expanding premium base and stronger earnings levels on its international operations when compared with the prior year quarter.

Asset Management

Operating earnings for the asset management segment were $1 million for the first quarter of 2002, down from $6 million in the year-ago period. This is primarily due to a decrease in revenues at State Street Research & Management Company relating to a reduction in assets under management versus the prior year period.

Corporate, Other and Eliminations

Corporate, other and eliminations reported an operating loss of $76 million in the first quarter of 2002 versus an operating loss of $9 million in the year-ago period. The decrease is primarily due to the previously mentioned after-tax charge of $48 million and a reduction in investment income versus the prior year period.

CORPORATE EVENTS

Share Repurchase

For the quarter ended March 31, 2002, the company repurchased approximately 7.7 million shares of common stock at an aggregate cost of approximately $240 million through the MetLife Policyholder Trust and the company's share repurchase program. From April 2000 to March 31, 2002, the company has bought back approximately 79 million shares at an aggregate cost of approximately $2.2 billion. At March 31, 2002, the company had approximately $1.04 billion remaining on its existing share repurchase authorization.


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Earnings Conference Call

MetLife will hold a conference call later this morning from 11:00 a.m. to 12:00 p.m. (EDT) to discuss its first quarter results. The conference call will be available live via telephone and Internet. To listen over the telephone, dial 1-334-323-2940 (domestic and international callers). To listen to the conference call over the Internet, visit www.metlife.com (through a link on the Investor Relations page). Those who want to listen to the call via the Internet should go to the Web site at least fifteen minutes prior to the call to register, and download and install any necessary audio software.

The conference call will be available for replay via telephone and Internet beginning at 2:30 p.m. (EDT) on Tuesday, May 7, 2002, until Tuesday, May 14, 2002, at 11:59 p.m. (EDT). To listen to a replay of the conference call over the telephone, dial 1-320-365-3844 (domestic and international callers). The access code for the replay is 633840. To access the replay of the conference call over the Internet, visit the above-mentioned Web site.

MetLife, Inc., through its subsidiaries and affiliates, is a leading provider of insurance and other financial services to individual and institutional customers. The MetLife companies serve approximately 10 million individual households in the U.S. and companies and institutions with 33 million employees and members. It also has international insurance operations in 13 countries.

                                     # # #

This release contains statements which constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to trends in the company's operations and financial results and the business and the products of the company, as well as other statements including words such as "anticipate," "believe," "plan," "estimate," "expect," "intend" and other similar expressions. Forward-looking statements are made based upon management's current expectations and beliefs concerning future developments and their potential effects on the company. Such forward-looking statements are not guarantees of future performance.

Actual results may differ materially from those included in the forward-looking statements as a result of risks and uncertainties including, but not limited to the following: (i) changes in general economic conditions, including the performance of financial markets and interest rates; (ii) heightened competition, including with respect to pricing, entry of new competitors and the development of new products by new and existing competitors; (iii) unanticipated changes in industry trends; (iv) the company's primary reliance, as a holding company, on dividends from its subsidiaries to meet debt payment obligations and the applicable regulatory restrictions on the ability of the subsidiaries to pay such dividends; (v) deterioration in the experience of the "closed block" established in connection with the reorganization of Metropolitan Life Insurance Company; (vi) catastrophe losses; (vii) adverse litigation or arbitration results; (viii) regulatory, accounting or tax changes that may affect the cost of, or demand for, the company's products or services; (ix) downgrades in the company's and its affiliates' claims paying ability, financial strength ratings or debt ratings; (x) changes in rating agency policies or practices; (xi) discrepancies between actual claims experience and assumptions used in setting prices for the


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company's products and establishing the liabilities for the company's obligations for future policy benefits and claims; (xii) the effects of business disruption or economic contraction due to terrorism or other hostilities; and
(xiii) other risks and uncertainties described from time to time in the company's filings with the Securities and Exchange Commission, including its S-1 and S-3 registration statements. The company specifically disclaims any obligation to update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

For a copy of the company's Quarterly Financial Supplement, please visit its Web site (www.metlife.com).
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                                  MetLife, Inc.
                  Consolidated Statements of Operating Earnings
                                    Unaudited
                          (Dollar amounts in millions)

                                                                Three months ended March 31,
                                                                ----------------------------
                                                                  2002                2001
                                                                --------            --------
Premiums and fees                                               $  4,938            $  4,708
Net investment income                                              2,789               2,816
Other revenues                                                       367                 411
                                                                --------            --------
  Total operating revenues                                         8,094               7,935
                                                                --------            --------
Policyholder benefits, claims and dividends                        5,115               4,950
Interest credited to policyholder account balances                   714                 760
Other expenses                                                     1,654               1,653
                                                                --------            --------
  Total operating expenses                                         7,483               7,363
                                                                --------            --------
Operating earnings, before provision for income taxes                611                 572
Provision for income taxes                                           211                 188
                                                                --------            --------
OPERATING EARNINGS                                              $    400(1)         $    384
                                                                --------            --------
After-tax investment losses                                          (76)                (97)
Cumulative effect of accounting change                                 5                  --
                                                                --------            --------
NET INCOME                                                      $    329            $    287
                                                                ========            ========


                                  MetLife, Inc.
                              Financial Highlights
                                    Unaudited
               (Dollar amounts in millions, except per share data)

                                                                 At or for the three months
                                                                       ended March 31,
                                                                ----------------------------
                                                                  2002                2001
                                                                --------            --------
Other Financial Data:
  Operating earnings                                            $    400(1)         $    384
  Net income                                                    $    329            $    287

Individual Business Sales Data:
  Total first year life premiums and deposits                   $    200            $    197
  Variable and universal life first year premiums
    and deposits                                                $    149            $    157
  Total annuity deposits                                        $  1,704            $  1,233
  Mutual fund sales                                             $    746            $    903

Earnings per Share Calculation:
  Weighted average common shares outstanding - diluted             739.5               785.3
  Operating earnings per share - diluted                        $   0.54(1)         $   0.49
  Net income after date of demutualization per
    share - diluted                                             $   0.44            $   0.37

(1) Operating earnings for the three months ended March 31, 2002 includes a $48 million after-tax charge to cover costs associated with the anticipated resolution of a federal government investigation of General American Life Insurance Company's former Medicare business. Excluding this charge, operating earnings were $448 million, or $0.61 per share.


                                  MetLife, Inc.
                         Consolidated Balance Sheet Data
                                    Unaudited
                          (Dollar amounts in millions)

                                                                   At                  At
                                                                March 31,         December 31,
                                                                  2002                2001
                                                                --------            --------
Balance Sheet Data:
  General account assets                                        $196,172            $194,184
  Separate account assets                                         62,538              62,714
                                                                --------            --------
    Total assets                                                $258,710            $256,898
                                                                ========            ========
  Policyholder liabilities (including amounts
    of closed block)                                            $152,916            $150,933
  Short-term debt                                               $    546            $    355
  Long-term debt                                                $  3,434            $  3,628
  Company-obligated mandatorily redeemable capital
    securities                                                  $  1,258            $  1,256
  Common stock, at par value                                    $      8            $      8
  Capital in excess of par value                                $ 14,966            $ 14,966
  Retained earnings                                             $  1,678            $  1,349
  Treasury stock                                                $ (2,174)           $ (1,934)
  Accumulated other comprehensive income                        $    878            $  1,673
  Total equity                                                  $ 15,356            $ 16,062